EXHIBIT 23.1

ACCOUNTANTS’ CONSENT

The Board of Directors
infoUSA Inc.:

We consent to incorporation by reference in the registration statements (No. 333-37865, No. 333-82933, No. 33-91194, No. 333-77417, No. 333-43391, No. 33-59256, No. 333-73106 and No. 333-73092) on Form S-8 of infoUSA Inc. of our reports dated May 2, 2003 relating to the balance sheets as of December 31, 2002 and 2001 of Yesmail Inc. and the related statements of operations, stockholders’ equity and cash flows for each of the years in the two-year period ended December 31, 2002, which report appears in the Form 8-K/A of infoUSA Inc. dated May 2, 2003.

/s/ O’Neill & Gaspardo

O’Neill & Gaspardo

Mokena, Illinois
May 12, 2003